Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

XIFAXAN™ SHIPS TO WHOLESALE AND RETAIL CUSTOMERS

Distribution in Over 35,000 Retail Pharmacies

Physician Promotion to Begin July 19

RALEIGH, NC, July 13, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) began shipping XIFAXAN™ (rifaximin) tablets 200 mg to wholesale distributors across the United States on Monday, July 12. Every wholesaler in the U.S., including AmerisourceBergen, Cardinal and McKesson, will be stocking XIFAXAN, the latest addition to the Salix line of products. An expedited distribution program will be initiated to ensure that XIFAXAN is stocked in over 35,000 independent and chain pharmacy locations within 7 to 10 days upon receipt by the wholesale distributors. Major chains including Albertsons, CVS Pharmacy, Duane Reade, Harris Teeter, Kmart, Kroger, Longs Drugs, Publix, Randalls, Rite Aid and Safeway have committed to stock XIFAXAN at all locations and Medicine Shoppe, Walgreens and Wal-Mart have committed to stock XIFAXAN at selected locations.

As a result of earlier than expected distribution attainment, the Salix specialty sales force will begin promoting XIFAXAN to physicians on July 19, 2004.

Salix licensed rifaximin from Alfa Wassermann S.p.A. More than 500 million tablets of rifaximin have been sold/distributed in Italy since its approval in 1987. Currently, rifaximin is approved in 17 countries worldwide.

For full prescribing information on XIFAXAN tablets and other Salix products, please visit www.salix.com.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN™, AZASAN® , ANUSOL-HC® and PROCTOCORT® . A granulated mesalamine product also is under development. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for products, our reliance on our first few products including specifically COLAZAL and XIFAXAN, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.